Filed Pursuant to Rule 433
Registration No. 333-172394
May 10, 2011
PRICING TERM SHEET
4.25% Senior Notes due 2021

Issuer:	Pacific Gas and Electric Company

Size:	$300,000,000

Maturity Date:	May 15, 2021

Coupon:	4.25%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2011

Price to Public:	99.919%

Benchmark Treasury:	3.625% due February 15, 2021

Benchmark Treasury Yield:	3.180%

Spread to Benchmark Treasury:	+108 basis points

Yield:	4.260%

Optional Redemption:	At any time prior to February 15, 2021, Pacific Gas and Electric Company may, at its option, redeem the 4.25% Senior Notes in whole or in part at a redemption price equal to the greater of:

• 100% of the principal amount of the 4.25% Senior Notes to be redeemed; or

• as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.25% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after February 15, 2021, Pacific Gas and Electric Company may redeem the 4.25% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.25% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Settlement Date:	May 13, 2011 (T+3)

CUSIP / ISIN:	694308 GV3 / US694308GV30

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	BNY Mellon Capital Markets, LLC CastleOak Securities, L.P. Cabrera Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847; Deutsche Bank Securities Inc. toll free at (800) 503-4611; or J.P. Morgan Securities LLC collect at (212) 834-4533.

2